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                     March 14, 2024

       Eugene Wong
       Chief Executive Officer
       Ace Global Business Acquisition Limited
       Room 806, 8/F, Tower 2, Lippo Centre
       89 Queensway, Admiralty, Hong Kong

                                                        Re: Ace Global Business
Acquisition Limited
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed March 5, 2024
                                                            File No. 001-40309

       Dear Eugene Wong:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Jon Venick, Esq.